UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023

Navient Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Justison Street, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 283-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	NAVI	The Nasdaq Global Select Market
6% Senior Notes due December 15, 2043	JSM	The Nasdaq Global Select Market
Preferred Stock Purchase Rights	None	The Nasdaq Global Select Market

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer and President Succession

On May 15, 2023, Navient Corporation (“Navient” or the “Company”) announced that its Board of Directors (the “Board”) appointed David L. Yowan, age 66, to succeed Jack Remondi as Chief Executive Officer and President of Navient, effective as of May 15, 2023 (the “Transition Time”). For purposes of the Company’s Executive Severance Plan for Senior Officers (the “Severance Plan”) and the Company’s 2014 Omnibus Incentive Plan and award agreements thereunder, Mr. Remondi’s termination of employment is a termination by the Company without cause.

Mr. Remondi’s director term expires as of the 2023 Annual Meeting and the Board has withdrawn Mr. Remondi’s nomination for election as a director at such meeting. Accordingly, Mr. Remondi will cease to be a member of the Board at the 2023 Annual Meeting. The Board has not nominated a replacement for Mr. Remondi for election at the 2023 Annual Meeting and as a result, decreased its size from ten to nine members, effective as of the 2023 Annual Meeting.

Mr. Yowan has served as a member of the Board since March 2017. Immediately prior to his appointment as Chief Executive Officer and President, Mr. Yowan served as the chair and a member of the Audit Committee of the Board and a member of the Risk Committee of the Board. Mr. Yowan previously served as Executive Vice President and Corporate Treasurer of American Express Company (“American Express”) from 2006 to 2022 and held various other positions at American Express from 1996 to 2006. Prior to joining American Express, Mr. Yowan served as Senior Vice President, North American Consumer Bank Treasury of Citigroup from 1987 to 1998.

Compensatory Arrangements with Chief Executive Officer and President

On May 15, 2023, Navient and Mr. Yowan entered into a letter agreement (the “Letter Agreement”), which provides for Mr. Yowan’s appointment as President and Chief Executive Officer effective as of the Transition Time. Pursuant to the Letter Agreement, Mr. Yowan will receive base salary at an annual rate of $800,000 and will participate in the Company’s annual bonus plan with a target bonus of 150% of base salary.

The Letter Agreement further provides that Mr. Yowan will be granted upon his commencement of service an award of restricted stock units (“RSUs”) in respect of Company common shares with a value of $1.6 million (measured at the Transition Time) and an award of performance-based restricted stock units (“PSUs”) in respect of Company common shares with a value of $2.4 million (measured at the Transition Time). The RSU award will vest as to (a) 50% of the RSUs, if Mr. Yowan remains employed by the Company as Chief Executive Officer through the first anniversary of the Transition Time, and (b) the remaining 50% of the RSUs if Mr. Yowan remains so employed through December 31, 2024. The RSUs will also vest if Mr. Yowan’s employment is terminated by the Company without cause or by Mr. Yowan for good reason. The PSU award will vest based on the degree to which a service condition and a performance condition are satisfied. The service condition will be satisfied as to (a) 50% of the PSUs, if Mr. Yowan remains employed by the Company as Chief Executive Officer through the first anniversary of the Transition Time, and (b) the remaining 50% of the PSUs if Mr. Yowan remains so employed through December 31, 2024. The service condition will also be deemed satisfied if Mr. Yowan’s employment is terminated by the Company without cause or by Mr. Yowan for good reason. The performance condition will be deemed satisfied with respect to a specified percentage of the PSUs based on the Company’s total shareholder return relative to peer companies for the period from the Transition Time through December 31, 2025 (or if Mr. Yowan’s employment is terminated prior to January 1, 2025 by the Company without cause or by him for good reason, through December 31, 2024), with payout ranging from 0% to 150% of the PSUs. The foregoing awards are anticipated to be Mr. Yowan’s only equity compensation awards for 2023 and 2024, and he has agreed that he will not be eligible for further equity compensation awards prior to January 1, 2025.

Pursuant to the Letter Agreement, Mr. Yowan will be eligible to participate in the Company’s employee benefit plans on terms applicable to other senior executives of the Company generally, except that he will not participate in the Severance Plan or the Company’s Change in Control Severance Plan for Senior Officers. Mr. Yowan agrees to be subject to restrictive covenants to the same extent as similarly situated senior executives of the Company and execute any standard form of agreement containing such covenants that apply to such executives generally, subject to certain exceptions for board service.

This description is qualified in its entirety by reference to the full text of the Letter Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01.	Other Events.

A copy of Navient’s press release announcing the executive leadership changes discussed above is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Letter Agreement, dated as of May 15, 2023, by and between Navient Corporation and David L. Yowan

99.1	Press Release dated May 15, 2023

104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION

By:	/s/ Mark L. Heleen
Name:	Mark L. Heleen
Title:	Chief Legal Officer

Date: May 15, 2023